As filed with the Securities and Exchange Commission on April 26, 2002
                                                     Registration No. 333-84316
===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -----------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               NETRO CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)



               Delaware                                 77-0395029
   (State or other jurisdiction of                   (I.R.S. Employer
    incorporation or organization)                Identification Number)

                            3860 North First Street
                               San Jose, CA 95134
                                 (408) 216-1500
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                            -----------------------

                               Gideon Ben-Efraim
                                   President
                               Netro Corporation
                            3860 North First Street
                               San Jose, CA 95134
                                 (408) 216-1500

                            -----------------------

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                            -----------------------

                                   Copies to:
                               Francis S. Currie
                             Davis Polk & Wardwell
                              1600 El Camino Real
                              Menlo Park, CA 94025
                                 (650) 752-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            -----------------------


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


===============================================================================

                  SUBJECT TO COMPLETION, DATED APRIL 26, 2002


                                8,200,000 Shares

                               NETRO CORPORATION

                                  Common Stock

                            -----------------------

     All of the shares of common stock offered by this Prospectus are being sold by the selling stockholder. We will not receive any of the proceeds from the sale of these shares.


     Our shares are listed for trading on The Nasdaq Stock Market's National Market under the symbol "NTRO". On April 25, 2002, the last reported sales price of our common stock on the Nasdaq National Market was $2.69.


     Investing in our common stock involves risks. See "Risk Factors" starting on page 3.

     We originally issued all of the shares offered by this prospectus pursuant to an Asset Purchase Agreement among Netro Corporation, AAS, Inc. and AT&T Wireless Services, Inc. dated January 14, 2002, and we are registering the shares pursuant to a Registration Rights Agreement among Netro Corporation and AT&T Wireless Services, Inc. dated February 12, 2002.

     The selling stockholder may sell all or a portion of the shares from time to time on The Nasdaq Stock Market's National Market and at prices which will be determined by the prevailing market price for the shares.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                 The date of this Prospectus is April 26, 2002.

                            -----------------------
                               TABLE OF CONTENTS
                            -----------------------

                                                                           Page
                                                                           ----
Netro Corporation............................................................1
Special Note Regarding Forward-Looking Statements............................1
Where You Can Find Additional Information....................................1
Risk Factors.................................................................3
Use of Proceeds.............................................................12
Selling Stockholder.........................................................12
Plan of Distribution........................................................13
Legal Matters...............................................................14
Experts.....................................................................14


     You should rely only on information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                               NETRO CORPORATION

     Netro Corporation is a provider of broadband, point-to-multipoint, fixed wireless equipment. Our principal executive offices are located at 3860 North First Street, San Jose, CA 95134 and our telephone number is (408) 216-1500. References to Netro, the Company, "we", "us" and "our" in this Prospectus refer to Netro Corporation and its subsidiaries unless the context requires otherwise.


               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents we incorporate by reference herein may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this prospectus that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Words such as "estimate," "project," "plan," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this prospectus and the other documents incorporated by reference, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2000, including any amendment. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.


                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"), in accordance with the Securities Exchange Act of 1934 (the "Exchange Act"). You may read and copy these documents at the public reference facilities of the SEC in Washington, D.C. and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the SEC are available to the public over the Internet at the SEC's web site at www.sec.gov.

     We have filed a registration statement on Form S-3 under the Securities Act of 1933 (the "Securities Act") with respect to our common stock. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement. Some information is omitted and you should refer to the registration statement and its exhibits.


     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means we can disclose important information to you by referring to those filed documents. The information referred to in this way is an important part of this prospectus, and any information that we file with the SEC (i) after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement and (ii) after the date of this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents that have been filed with the SEC:

    o  Annual Report on Form 10-K for the year ended December 31, 2001;

    o  Current Report on Form 8-K filed with the SEC on February 27, 2002; and


     o The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on August 6, 1999, including any amendment or report filed for the purpose of updating any such description.


We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (i) after the date of the initial registration statement and prior to the effectiveness of the registration statement and (ii) after the date of the prospectus and prior to the termination of the offering of the securities made by this Prospectus.

       You may request a copy of these filings, at no cost, by writing, calling or e-mailing us at the following address:

               Netro Corporation
               3860 North First Street
               San Jose, CA 95134
               Attention: Investor Relations
               (408) 216-1500
               investor-relations@netro-corp.com

                                  RISK FACTORS

     You should carefully consider the following factors and other information in this prospectus before deciding to purchase our common stock. Any of these risks could have a material adverse effect on our business, financial condition, results of operations and prospects, which could in turn have a material adverse effect on the price of our common stock.

     WE HAVE A HISTORY OF LOSSES, EXPECT FUTURE LOSSES AND MAY NEVER ACHIEVE PROFITABILITY

     We have never received net income from operations and as of December 31, 2001, we had an accumulated deficit of $185.9 million. We expect to continue to incur net losses. We incurred net losses of approximately $79.3 million in 2001, $10.2 million in 2000 and $28.8 million in 1999. We anticipate continuing to incur significant sales and marketing, research and development and general and administrative expenses and, as a result, we will need to generate significantly higher revenues to achieve profitability. To date, we have funded our operations primarily through the sale of equity securities. We cannot be certain that we will realize sufficient revenues to achieve profitability. Even if we ultimately do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. If our revenues grow more slowly than we anticipate, if we fail to reduce our product costs quickly enough, or if our operating expenses exceed our expectations and cannot be adjusted accordingly, our business will be harmed.

     IF WE ARE UNABLE TO CHANGE OUR CUSTOMER BASE, OUR REVENUES WILL CONTINUE TO DECLINE AND OUR RESULTS OF OPERATIONS WILL SUFFER

     During 2000, the majority of our revenues came from sales to original equipment manufacturers, or OEMs, who in turn, resold our products to competitive local exchange carriers in Europe. Since that time, there has been a significant dislocation in the market for these service providers, particularly in the United States and Europe, which has included several prominent bankruptcies. During 2001, we began the process of modifying our AirStar product line to be more suitable for incumbent local exchange carriers and mobile service operators. Furthermore, we believe that the most significant market for our Angel product will be incumbent local exchange carriers. We have limited experience with sales to these types of customers. We cannot assure you that these customers will be willing to purchase products from a smaller company such as Netro. Furthermore, sales cycles with these customers can be even longer than with competitive local exchange carrier customers. For example, in connection with sales of our AirStar product to our first incumbent local exchange carrier customer, we received a commitment from them to qualify our product approximately six months prior to the commencement of qualification testing, qualification testing took more than three months, and our first order following the completion of qualification testing took more than six months from the date qualification testing was complete. We cannot assure that we will ever sell enough of our AirStar or Angel products to become profitable.

     DUE TO OUR LIMITED OPERATING HISTORY, IT IS DIFFICULT TO PREDICT FUTURE OPERATING RESULTS OR OUR STOCK PRICE

     We have generated only limited revenues to date, and revenues from our current AirStar product have been significant only in the past three years. Prior to 1999, most of our revenues came from sales of a discontinued product line. In 2001, sales of the AirStar product declined significantly compared to 2000. In 2002, we plan to begin selling our new Angel product. Due to our limited operating history, disappointing sales of the AirStar product in 2001, and the uncertainties associated with the time of launch and market acceptance of our new Angel product line in 2002, it is difficult for us to predict future results of operations. Investors in our common stock must consider our operational and financial prospects in light of these risks.

     OUR FUTURE OPERATING RESULTS ARE DEPENDENT ON THE SALES OF TWO SIMILAR PRODUCT LINES SERVING AN EMERGING MARKET. IF REVENUES FROM THESE PRODUCTS DO NOT MEET OUR EXPECTATIONS, WE WILL NOT HAVE OTHER PRODUCTS TO OFFSET THE NEGATIVE IMPACT ON OUR OPERATING RESULTS

     We currently derive substantially all of our revenues from our AirStar product line and expect that this will continue for the foreseeable future until our Angel product enters the market. If there are unexpected changes in revenues from our current product or if our Angel product is not accepted by the market, we will not have other products to offset the negative impact on our operating results. Many of the risk factors listed in this section could negatively affect sales of our product line. The market may not continue to demand our current product and we may not be successful in developing or marketing our Angel product or any new or enhanced products. Any reduction in the demand for our current product or our failure to successfully develop or market our Angel product and introduce new or enhanced products could adversely affect our operating results and cause the price of our common stock to decline.

     IF WE ARE NOT ABLE TO SUCCESSFULLY MODIFY, MARKET AND SELL OUR NEW ANGEL PRODUCT, ANTICIPATED BENEFITS OF OUR ACQUISITION OF ASSETS FROM AT&T WIRELESS MAY NEVER BE ACHIEVED

     In February 2002, we acquired technologies and other assets from AT&T Wireless Services, Inc. ("AT&T Wireless" or "AWS") associated with its Angel product. We plan to sell the Angel product in international markets and are currently in the process of modifying the Angel platform to conform to international standards. While we expect these modifications to be complete in the second half of 2002, unforeseen difficulties could delay our modification and launch of the Angel product, including difficulties and delays that are out of our control. For example, our ability to develop radios that operate at frequencies used in international markets depends on third parties to develop technology that will be incorporated in our radios. We cannot assure that these third parties will develop these components in a timely way, if at all. Even if these components are successfully developed, we cannot assure that the Angel product will achieve market acceptance or generate revenues.

     IF WE ARE UNABLE TO INTEGRATE SUCCESSFULLY THE EMPLOYEES, TECHNOLOGIES AND OTHER ASSETS WE ACQUIRED FROM AT&T WIRELESS INTO OUR COMPANY, WE MAY NOT ACHIEVE THE ANTICIPATED BENEFITS OF THE ACQUISITION

     We are in the initial stages of integrating the new employees, technologies and other assets related to the Angel product that we acquired from AT&T Wireless in February 2002 into our company and corporate culture. Because the new employees and facility will remain in Redmond, Washington, and our headquarters are in San Jose, California, we face the challenge of integrating new and old employees in geographically disparate locations. The new employees were part of a well-funded research and development project for a company much larger and more established than Netro. It could be difficult or take time for our new employees to adjust to the resource constraints imposed by operating in a small company culture. The integration will take time and could distract management from our business. We cannot assure you that we will be successful in integrating the acquired personnel or other assets into Netro. If we are unable to integrate successfully the employees, technologies and other assets we acquired, we may incur increased expenses and may never achieve the anticipated benefits of the acquisition. In addition, if any significant number of the new Angel product employees were to leave our company, we may experience difficulties in launching and selling the product.

     IF WE CANNOT REDUCE OUR PRODUCT COSTS, OUR RESULTS OF OPERATIONS WILL
SUFFER

     We expect that the average selling price for broadband fixed wireless equipment will decline substantially during 2002. In addition, market acceptance of our products will depend in part on reductions in the unit price of our AirStar and Angel products. If we cannot reduce the cost of our products enough to keep pace with the required price reductions, our product sales and/or our gross margins, and consequently our results of operations, will suffer. We have experienced significant delays in implementing cost reductions in the past and may continue to experience delays in the future.

     Our ability to implement cost reductions is also dependent on factors outside of our control. For example,

     o our contract manufacturers must correctly implement cost reductions that we design into the products.

     o our cost projections are based upon assumptions regarding the ability of our contract manufacturers to achieve volume-related cost reductions.

     o many of our design cost reductions depend on the emergence of low-cost components which we expect to be developed by third parties.

     We do not control these third parties. To the extent they are unable or unwilling to cooperate with us in reducing product cost, or their efforts in this regard are not timely, our product costs will exceed our internal projections.

     In addition, we believe that the price for high-speed wireless telecommunications equipment is driven by the prevailing price for other high-speed connection technologies, such as the cost of obtaining digital subscriber line service or leasing a T1 connection from the traditional telecommunications service provider in a given locale. The price of these connections has declined significantly in many countries in the recent past, and could decline significantly in the future. If this trend continues, service providers might be more likely to use these kinds of connections than to introduce new technology such as our products, which would adversely affect our market share and pricing.

     IF WE DO NOT SUCCEED IN DEVELOPING RELATIONSHIPS DIRECTLY WITH TELECOMMUNICATIONS SERVICE PROVIDERS AND IN STRENGTHENING OUR DIRECT AND INDIRECT SALES CHANNELS, OUR BUSINESS WILL BE HARMED

     Prior to 2001, our revenues depended to a significant extent on orders from Lucent, an OEM. When Lucent began implementing restructuring initiatives at the end of 2000, the division with which we had historically coordinated our efforts was shut down. As a result, in 2001 our business suffered and our results were disappointing due to the drop-off in orders from Lucent. In 2001, we began efforts to decrease our focus on selling to OEMs and to develop a sales and customer advocacy infrastructure that deals directly with the ultimate customer, the telecommunications service provider. Strengthening our direct sales force continues to be a vital part of our strategy. If we do not develop these direct contacts with and sales to the service providers, we will not be able to diversify and expand our customer base and will continue to depend on indirect sales through OEMs. In addition, failure to develop these contacts would prevent us from building and maintaining the long-term relationships needed to sustain our installed customer base. Our relationships with our current service provider customers must also be maintained and strengthened so that we can provide potential service provider customers with positive customer references. Furthermore, if we are unable to expand our business with current service provider customers as they extend their networks into other countries, our business will be harmed.

     In order to develop these relationships, we need to continue to increase the size of our direct sales and customer advocacy organizations. Qualified personnel are difficult to find and training these personnel requires a significant time commitment. It may take a substantial amount of time for new personnel to become productive. To the extent we are unable to further expand our direct sales force and customer advocacy organizations, we will not be able to accomplish our goal of developing and maintaining long-term relationships with service providers.

     MANY PROJECTS THAT INCLUDE OUR PRODUCTS REQUIRE SYSTEM INTEGRATION EXPERTISE AND THIRD-PARTY FINANCING, WHICH WE ARE UNABLE TO PROVIDE. IF SOURCES FOR SYSTEM INTEGRATION OR FINANCING CANNOT BE OBTAINED AS NEEDED, SERVICE PROVIDERS MAY NOT SELECT OUR PRODUCTS

     Some service providers using our products purchase them as a part of a larger network deployment program that can require capital expenditures in the hundreds of millions of dollars. In some circumstances, these service providers require their equipment vendors to integrate equipment into these larger networks and finance deployment. We will be unable to provide this integration or financing and therefore will have to rely on the ability of OEMs or third parties to integrate or finance these transactions. In the event that we are unable to identify distributors and OEMs that are able to provide this integration or financing on our behalf, we would be unable to compete for the business of some service provider accounts and our business might be adversely affected.

     THE MAJORITY OF SERVICE PROVIDERS USING OUR PRODUCTS ARE INTERNATIONAL, WHICH SUBJECTS US TO RISKS ASSOCIATED WITH THE POLITICAL AND ECONOMICAL SITUATION IN THOSE COUNTRIES AND MAY EXPOSE US TO GREATER COLLECTION EXPOSURE AND POTENTIAL BAD DEBT EXPENSE

     Our products are marketed almost exclusively to an international customer base. The stability of these customers and their service bases are directly related to the political and economic situations in these various countries. In 2001, 30 percent of our sales were to Argentina, a country that has experienced significant political and economic instability in recent months. Continuing instability in Argentina or additional political or economic instability in other countries could significantly impact our ability to sell to and collect from existing or potential customers. As we expand our international service provider network, obtaining financial information that allows us to make prudent credit analysis will become more challenging and efforts to manage collection activities more difficult. This may expose us to greater collection exposure and potential for bad debt expense.

     INTENSE COMPETITION IN THE MARKET FOR COMMUNICATIONS EQUIPMENT COULD PREVENT US FROM INCREASING OR SUSTAINING REVENUES OR ACHIEVING OR SUSTAINING PROFITABILITY

     The market for high-speed, wireless, point-to-multipoint telecommunications equipment is rapidly evolving and highly competitive. Increased competition is likely to result in price reductions, shorter product life cycles, longer sales cycles and loss of market share, any of which would adversely affect our business.

     Depending on the market we are addressing we face different types of competition:

     o Enterprise Access. As an enterprise access technology, point-to-multipoint fixed wireless solutions compete with wire-based solutions, such as fiber optic cable and leased T1 and E1 lines and wireless solutions, such as point-to-point radios. As a company within the point-to-multipoint fixed wireless industry addressing small and medium enterprise access we compete through our AirStar product with large OEMs, such as Alcatel, Ericsson and Marconi, as well as with smaller wireless only companies, such as Alvarion and Ensemble Communications.

     o Residential and Small Business Access. As a residential and small business access technology, point-to-multipoint fixed wireless competes with wire-based solutions, such as DSL and cable modems. As a company within the point-to-multipoint fixed wireless industry addressing residential and small business access we compete through our Angel product with established wireless local loop vendors, such as Innowave (a division of ECI Telecommunications), AirSpan and Alvarion, as well as with numerous startup companies that are developing products for our industry.

     o Mobile Infrastructure. As a technology for connecting cellular base stations to the core telecommunications network, point-to-multipoint fixed wireless competes with wire-based solutions such as leased T1 and E1 lines and wireless solutions such as point-to-point radios. As a company within the point-to-multipoint fixed wireless industry addressing cellular infrastructure we compete through our AirStar product principally with large OEMs, such as Alcatel, Ericsson and Marconi.

     We expect competition to persist and intensify in the future. Many of our competitors are substantially larger than we are and have significantly greater financial, sales, marketing, technical, manufacturing and other resources and more established distribution channels. These competitors may be able to respond more rapidly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion, sale and financing of their products than we can. Our competitors may also attempt to influence the adoption of standards that are not compatible with our current architecture. Our larger, more established competitors may have more influence with standards setting bodies than we do. If standards other than ours are adopted, this may require us to incur additional development and integration costs and may delay our sales efforts.

     Some of our competitors may make strategic acquisitions or establish cooperative relationships to increase their ability to gain customer market share rapidly. These competitors may enter our existing or future markets with solutions that may be less expensive, provide higher performance or additional features or be introduced earlier than our solutions. We also expect that other companies may enter our market with better products and technologies. If any technology that is competing with ours is more reliable, faster or less expensive or has other advantages over our technology, then the demand for our products and services would decrease, which would seriously harm our business.

     We expect our competitors to continue to improve the performance of their current products and to introduce new products or new technologies that may supplant or provide lower cost alternatives to our products. To be competitive, we must continue to invest significant resources in research and development, sales and marketing and customer support. We cannot be sure that we will have sufficient resources to make these investments or that we will be able to make the technological advances necessary to be competitive. As a result, we may not be able to compete effectively against our competitors.

     WE HAVE A LONG SALES CYCLE, WHICH COULD CAUSE OUR RESULTS OF OPERATIONS AND STOCK PRICE TO FLUCTUATE

     Our sales cycles are long and unpredictable. As a result, our revenues may fluctuate from quarter to quarter and we may be unable to adjust our expenses accordingly. This would cause our operating results and stock price to fluctuate. OEMs and service providers typically perform numerous tests and extensively evaluate products before incorporating them into networks. The time required for testing, evaluation and design of our products into the service provider's network typically ranges from six to twelve months. If a service provider decides to supply commercial service with our products, it can take an additional six to twelve months before a service provider commences deployment of our products. Some additional factors that affect the length of our sales cycle include:

     o    acquisition of roof rights;
     o    deployment and planning of network infrastructure;
     o    complexity of a given network;
     o    scope of a given project;
     o    availability of radio frequency; and
     o    regulatory issues.

     In addition, the delays inherent in our sales cycle raise additional risks of service provider decisions to cancel or change their product plans. Our business is adversely affected when a significant customer reduces or delays orders during our sales cycle or chooses not to deploy networks incorporating our products. For example, delays in the licensing process for 26GHz spectrum in China have limited our ability to sell a product we developed specifically for this market.

     WE MAY PURCHASE SIGNIFICANT INVENTORY FOR PLANNED SALES WHICH DO NOT MATERIALIZE

     In future periods, we generally anticipate significant increases in our working capital needs due to planned revenue increases. In anticipation of these expected revenues, we may purchase significant amounts of inventory and incur significant payment obligations. Due to the long and unpredictable nature of our sales cycle or other factors outside of our control, these anticipated future revenues may not materialize. If the anticipated revenues do not materialize, we could end up with inventory levels and/or purchase commitments with vendors that are significantly in excess of our needs, which could diminish our working capital and/or cause significant losses. We experienced such excesses in recent quarters as a result of lower than expected revenues during such periods.

     OUR PRODUCTS MAY CONTAIN DEFECTS THAT COULD HARM OUR REPUTATION, BE COSTLY TO CORRECT, EXPOSE US TO LITIGATION AND HARM OUR OPERATING RESULTS

     We and our customers have from time to time discovered defects in our products and additional defects may be found in the future. If defects are discovered, we may not be able to correct them in a timely manner or at all. Defects and failures in our products could result in a loss of, or a delay in, market acceptance of our products. In addition, defects in our products could cause adverse publicity, damage our reputation and impair our ability to acquire new customers. In addition, we may need to make significant capital expenditures to eliminate defects from our products.

     Moreover, because our products are used in critical telecommunications networks, we may be subject to significant liability claims if our products do not work properly. The provisions in our agreements with customers that are intended to limit our exposure to liability claims may not preclude all potential claims. In addition, any insurance policies we have may not adequately limit our exposure with respect to such claims. We warrant to our current customers that our products will operate in accordance with specified customer requirements. If our products fail to conform to these specifications, our customers could require us to remedy the failure or could assert claims for damages. Liability claims could require us to spend significant time and money in litigation or pay significant damages. Any such claims, whether or not successful, would be costly and time-consuming to defend and could seriously damage our reputation and our business.

     OUR BUSINESS IS SUBJECT TO MANY FACTORS THAT COULD CAUSE OUR QUARTERLY OPERATING RESULTS TO FLUCTUATE AND OUR STOCK PRICE TO BE VOLATILE

     Our quarterly and annual operating results have fluctuated in the past and are likely to fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. If our quarterly or annual operating results do not meet the expectations of securities analysts and investors, the trading price of our common stock could significantly decline. Some of the factors that could affect our quarterly or annual operating results include:

     o the timing and amount of, or cancellation or rescheduling of, orders for our products;
     o our ability to develop, introduce, ship and support new products and product enhancements and manage product transitions; announcements, new product introductions and reductions in price of products offered by our competitors;
     o    a decrease in the average selling prices of our products;
     o    our ability to achieve cost reductions;
     o our ability to obtain sufficient supplies of sole or limited source components for our products;
     o our ability to achieve and maintain production volumes and quality levels for our products;
     o the volume of products sold and the mix of distribution channels through which they are sold;
     o the loss of any one of our major customers or a significant reduction in orders from those customers;
     o increased competition, particularly from larger, better capitalized competitors;
     o    fluctuations in demand for our products and services; and
     o telecommunications and wireless market conditions and economic conditions generally.

     Due in part to factors such as the timing of product release dates, purchase orders and product availability, significant volume shipments of products could occur at the end of our fiscal quarter. Failure to ship products by the end of a quarter may adversely affect our operating results. In the future, our customers may delay delivery schedules or cancel their orders without notice. Due to these and other factors, quarterly revenue, expenses and results of operations could vary significantly in the future, and period-to-period comparisons should not be relied upon as indications of future performance.

     WE DEPEND ON CONTRACT MANUFACTURERS. IF THESE MANUFACTURERS ARE UNABLE TO FILL OUR ORDERS ON A TIMELY BASIS, AND WE ARE UNABLE TO FIND ALTERNATIVE SOURCES, WE MAY BE UNABLE TO DELIVER PRODUCTS TO MEET CUSTOMER ORDERS

     We currently only manufacture prototypes of our products and perform testing and staging at our own facilities. The remaining manufacturing is performed by contact manufacturers. If our manufacturers are unable or unwilling to continue manufacturing our products in required volumes, we would have to identify and train acceptable alternative manufacturers, which could take as long as six months and cause our results of operations to suffer. We also expect to use contract manufacturers to manufacture the Angel product line, however, none of our current contract manufacturing partners, nor any of the other partners with whom we are in discussions, have experience manufacturing the Angel product line. As a result, we cannot be assured of their ability to manufacture the Angel product at the costs we currently estimate or with sufficient quality. Additionally, it will take these contract manufacturers time and expense to establish the supply chain necessary to obtain components and sub-assemblies. We cannot assure that they will be able to timely establish the supply chains and become qualified to manufacture the Angel product. As a result, we may not be able to achieve our goal of making shipments and obtaining revenues during the second half of 2002 from the Angel product line.

     Our experience with these manufacturers provides us with no basis to project their delivery schedules, yields or costs. In addition, few manufacturers produce radios like ours on a large scale. It is possible that a source may not be available to us when needed, and we may not be able to satisfy our production requirements at acceptable prices and on a timely basis, if at all. Any significant interruption in supply would affect the allocation of products to customers, which in turn could have an adverse effect on our business. In addition, by outsourcing our manufacturing we are less able to control the quality of our finished products.

     IF WE DO NOT MEET PRODUCT INTRODUCTION DEADLINES, OUR BUSINESS WILL BE
HARMED

     Our inability to develop new products or product features on a timely basis, or the failure of new products or product features to achieve market acceptance, could adversely affect our business. In the past, we have experienced design and manufacturing difficulties that have delayed our development, introduction or marketing of new products and enhancements which has caused us to incur unexpected expenses. For example, the first trial shipments of AirStar were delayed for almost one year due to technical problems. In addition, some of our customers have conditioned their future purchases of our products on the addition of product features. In the past we have experienced delays in introducing new features. We also cannot assure that we will be successful in our efforts to release product enhancements enabling significantly higher peak transmission rates than we currently offer. Furthermore, in order to compete in many markets, we will have to develop different versions of our existing products that operate at different frequencies and comply with diverse, new or varying governmental regulations in each market.

     BECAUSE SOME OF OUR KEY COMPONENTS ARE FROM SOLE SOURCE SUPPLIERS OR REQUIRE LONG LEAD TIMES, OUR BUSINESS IS SUBJECT TO UNEXPECTED INTERRUPTIONS, WHICH COULD CAUSE OUR OPERATING RESULTS TO SUFFER

     Many of our key components are complex to manufacture and have long lead times. They are purchased from sole source vendors for which alternative sources are not currently available. In the event of a reduction or interruption of supply, or a degradation in quality, as many as six months could be required before we would begin receiving adequate supplies from alternative suppliers, if any. As a result, product shipments could be delayed and our revenues and results of operations would suffer. If we receive a smaller allocation of component parts than is necessary to manufacture products in quantities sufficient to meet customer demand, customers could choose to purchase competing products and we could lose market share.

     IF HIGH-SPEED WIRELESS TELECOMMUNICATIONS TECHNOLOGY OR OUR
IMPLEMENTATION OF THIS TECHNOLOGY IS NOT ACCEPTED BY SERVICE PROVIDERS, WE WILL NOT BE ABLE TO SUSTAIN OR GROW OUR BUSINESS

     Our future success is substantially dependent on whether high-speed wireless telecommunications equipment gains market acceptance as a means to provide telecommunications voice and data services. All of our products are based on this technology. In the event that service providers adopt technologies other than the high-speed wireless technology that we offer, we may not be able to sustain or grow our business. Service providers continuously evaluate alternative high-speed access technologies, including wire-based technologies such as digital subscriber lines, cable modems, fiber optic cable and T1 connections leased from the traditional service providers in a given locale, as well as different wireless technologies. In addition, widespread acceptance of our technology may be hindered by inherent technological limitations, such as coverage limitations or bandwidth limitations.

     BECAUSE WE MUST SELL OUR PRODUCTS IN MANY COUNTRIES THAT HAVE DIFFERENT REGULATORY SCHEMES, IF WE CANNOT DEVELOP PRODUCTS THAT WORK WITH
DIFFERENT STANDARDS, WE WILL BE UNABLE TO SELL OUR PRODUCTS

     If our sales are to grow, we must sell our products in many different countries. Many countries require communications equipment used in their country to comply with unique regulations, including safety regulations, radio frequency allocation schemes and standards. If we cannot develop products that work with different standards, we will be unable to sell our products. If compliance proves to be more expensive or time consuming than we anticipate, our business would be adversely affected. Some countries have not completed their radio frequency allocation process and therefore we do not know the standards with which we would be forced to comply. Furthermore, standards and regulatory requirements are subject to change. If we fail to anticipate or comply with these new standards, our business and results of operations will be adversely affected.

     IF WE ARE UNABLE TO MANAGE OUR INTERNATIONAL OPERATIONS EFFECTIVELY, OUR BUSINESS WOULD BE ADVERSELY AFFECTED

     Sales of products which were ultimately deployed internationally accounted for approximately 92 percent of our revenues in 2001, 96 percent of our revenues in 2000 and 79 percent of our revenues in 1999. In addition, most equipment purchased by domestic customers has been shipped to international service providers. Our international operations are subject to a number of risks and uncertainties, including:

     o    changes in foreign currency exchange rates;

     o changes in a specific country's or region's political or economic conditions, particularly in emerging markets;

     o trade protection measures and import or export licensing requirements;

     o    potentially less effective protection of intellectual property;

     o the difficulties and costs of obtaining regulatory approvals for our products;

     o    unexpected changes in regulatory requirements; and

     o legal uncertainties regarding liability, tax, tariffs and other trade barriers.

     Any of these factors could have an adverse impact on our existing international operations and business or impair our ability to expand into international markets.

     WE FACE RISKS ASSOCIATED WITH SHAREHOLDER LITIGATION

     We and certain members of our board of directors have been sued by alleged shareholders in three lawsuits. One of the lawsuits involves several allegations relating to the approval by our shareholders at last year's annual meeting of the merger transaction by which our state of incorporation was changed from California to Delaware, including that the disclosure to shareholders in connection with the proposed transaction was incomplete or misleading. That lawsuit also alleges that the adoption of our shareholder rights plan by our board of directors was in violation of Delaware law. A second lawsuit alleges that our option cancellation and regrant program completed in 2001 was impermissible and that options granted under the program were invalid and should be rescinded. The third lawsuit involves allegations relating to inadequate disclosure of underwriting commissions and practices in violation of securities laws and regulations in relation to our initial public offering. Although we and the directors who have been sued believe all allegations are without merit and intend to defend the suits vigorously, we cannot predict with certainty the outcome of these lawsuits. Our defense against such lawsuits will be costly and will require a significant commitment of time and resources by our management.

     CLAIMS THAT WE INFRINGE THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS COULD RESULT IN SIGNIFICANT EXPENSES OR RESTRICTIONS ON OUR ABILITY TO SELL OUR PRODUCTS IN PARTICULAR MARKETS

     From time to time, third parties may assert patent, copyright, trademark and other intellectual property rights to technologies in various jurisdictions that are important to our business. Any claims could be time-consuming to deal with, result in costly litigation, divert the efforts of our technical and management personnel, cause product shipment delays or require us to enter into royalty or licensing agreements, any of which could have an adverse effect on our operating results. Royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. In addition, in our sales agreements, we agree to indemnify our customers for any expenses or liabilities resulting from claimed infringements of patents, trademarks or copyrights of third parties. As part of our acquisition of assets from AT&T Wireless, we were assigned by AT&T Wireless, and we assumed, several contracts with third party software vendors. We are required to indemnify AT&T Wireless against claims that arise out of or in connection with the assumed contracts after the date of assignment and against claims that the assigned software infringes the intellectual or proprietary rights of others.

     LINE-OF-SIGHT LIMITATIONS INHERENT TO OUR AIRSTAR PRODUCTS MAY LIMIT DEPLOYMENT OPTIONS AND HAVE AN ADVERSE AFFECT ON OUR SALES

     Although our Angel product line operates without the need for line-of-sight, high frequency broadband wireless products such as our AirStar product require a direct line-of-sight between antennas, potentially limiting the ability of our customers to deploy them in a cost-effective manner. Because of line-of-sight limitations, service providers often install broadband wireless equipment on the rooftops of buildings and on other tall structures. Telecommunications service providers must generally secure roof rights from the owners of each building or other structure on which our products are installed. Any inability to obtain roof rights easily and cost effectively may cause a delay in deployment and increase the installation cost of our products or may cause customers not to choose to install broadband wireless equipment.

     IF WE ARE UNABLE TO HIRE OR RETAIN OUR PERSONNEL, WE MIGHT NOT BE ABLE TO OPERATE OUR BUSINESS SUCCESSFULLY

     The loss of the services of any key personnel or our inability to hire new personnel could restrict our ability to compete effectively. Competition for qualified personnel in our industry and in the Silicon Valley is intense, and we may not be successful in attracting and retaining these personnel. There are only a limited number of people with the requisite skills, particularly people with millimeter wave radio expertise. We are also dependent on the continued contributions of our principal sales, engineering and management personnel, many of whom would be difficult to replace. Furthermore, we are dependent on personnel to complete the internationalization of our Angel product who have unique knowledge regarding this product line. Retaining these employees may be particularly challenging in light of the change in environment that they are being subjected to as a result of the acquisition. We currently do not maintain key person life insurance on any of our key executives.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the 8,200,000 shares offered hereby (the "Shares"). All proceeds from the sale of the Shares will be for the account of the selling stockholder, as described below. See "Selling Stockholder" and "Plan of Distribution" described below.

                              SELLING STOCKHOLDER

     The selling stockholder listed below acquired the Shares pursuant to an Asset Purchase Agreement among us, AAS, Inc. and AT&T Wireless Services, Inc. ("AWS") dated January 14, 2002 (the "Asset Purchase Agreement"). We completed the asset purchase transaction and issued the shares listed below to AWS on February 12, 2002 and agreed to register the Shares pursuant to a Registration Rights Agreement dated February 12, 2002, between us and AWS (the "Registration Rights Agreement"). As part of the transaction, Lewis Chakrin, the Executive Vice President, Corporate Strategy, of AWS became a member of our board of directors.

     The following table sets forth, as of the date of this prospectus, the name of the selling stockholder, the number of our shares that the selling stockholder beneficially owns as of such date, the number of our shares owned by selling stockholder that may be offered for sale from time to time by this prospectus, and the number of our shares to be held by such selling stockholder assuming the sale of all of the shares offered hereby. Except as set forth above, the selling stockholder has not held any position or office or had a material relationship with us or any of our affiliates within the past three years other than as a result of the ownership of our common stock.

     We have agreed to use commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective until the later of February 12, 2004 and the date on which AWS or its affiliates no longer has a representative on our board of directors. However, once all the Shares have been registered or sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction we may terminate the effectiveness of the registration statement. We may amend or supplement this prospectus from time to time to update the disclosure hereunder.


                                                                                                       Percent of
                                                                                                       Outstanding
                                     Shares       Percent of                                           Netro Stock
                                  Beneficially    Outstanding                        Shares Owned        After
Name of Beneficial Owner            Owned(1)     Netro Stock(2)   Shares Offered   After Offering(3)   Offering(3)
------------------------          ------------   --------------   --------------   -----------------   -----------
AT&T Wireless Services, Inc.       8,200,000         13.5%           8,200,000             --                0%


---------
(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the shareholder has sole or shared voting power or investment power and also any shares which the shareholder has the right to acquire within 60 days of the date of this Prospectus through the exercise of any stock option or other right.

(2) Based on 60,943,752 shares of Netro common stock outstanding as of March 12, 2002.

(3)  Assumes the sale of all shares offered hereby.

                              PLAN OF DISTRIBUTION

     On January 14, 2002, Netro and AWS entered into the Asset Purchase Agreement, a copy of which is attached as an exhibit to the registration statement of which this prospectus is a part. Netro completed the transactions contemplated by the Asset Purchase Agreement and issued the Shares registered for resale hereon on February 12, 2002. The registration statement has been filed pursuant to the Registration Rights Agreement to which the selling stockholder is a party. To our knowledge, the selling stockholder has not entered into any agreements, arrangements or understandings with any particular brokers or market makers with respect to the shares, nor do we know the identity of the brokers or market makers which will participate in the offering.

     Pursuant to the terms of the Registration Rights Agreement, so long as the selling stockholder has a representative on our board of directors, the selling stockholder may not sell any of the Shares during the regular and special blackout periods under Netro's insider trading policy. Netro's regular blackout periods currently commence on the first day of the last month of each fiscal quarter through and until the second full trading day after Netro's announcement of that quarter's operating results. The special blackout periods are those other times that the officers and directors are restricted from selling in accordance with applicable policies of Netro. In each case, however, the selling stockholder may sell shares pursuant to a written plan meeting the requirements of Rule 10b5- 1(c) under the Exchange Act.

     The shares covered hereby may be offered and sold from time to time by the selling stockholder. Subject to the Registration Rights Agreement, the selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholder and any of its permitted transferees pursuant to the Registration Rights Agreement may, from time to time, sell any or all of the Shares on The Nasdaq National Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. Subject to the terms of the Registration Rights Agreement, the selling stockholder may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o    privately negotiated transactions;

     o    short sales;

     o an agreement between one or more of the selling stockholder and its permitted transferees and one or more broker-dealers to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

     In connection with distributions of such shares or otherwise, and subject to the terms of the Registration Rights Agreement which prevents the selling stockholder from selling shares during regular and special blackout periods as described above, the selling stockholder may enter into hedging transactions in the course of which broker-dealers may engage in short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities with broker-dealers. The selling stockholder also may sell our common stock short and redeliver the shares to close out such short positions. The selling stockholder may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares under this prospectus, as supplemented or amended to reflect such transaction. The selling stockholder also may loan or pledge the shares to a broker-dealer under the margin provisions of customer agreements or otherwise, and, upon default, such broker-dealer may sell the pledged shares pursuant to this prospectus.

     The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholder may also transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. No assurances can be given that the selling stockholder will sell any of the shares subject to this prospectus or that the selling stockholder will not sell such shares in a private transaction or other transaction that is exempt from the registration requirements of the Securities Act. In effecting sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the selling stockholder in amounts to be negotiated immediately prior to the sale. The selling stockholder may agree to indemnify any agent, broker or dealer that participates in transactions involving shares of the common stock against certain liabilities, including liabilities arising under the Securities Act.

     In offering the shares, the selling stockholder and any broker-dealers who execute sales for the selling stockholder may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the selling stockholder and the compensation of each broker-dealer may be deemed to be underwriting discounts and commissions.

     If required at the time a particular offer of shares is made, a prospectus supplement will be distributed. Such prospectus supplement will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other items constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed sales price to the public.

     We are required to pay all fees and expenses incident to the registration of the shares, including certain fees and disbursements of counsel to the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     Rule 102 of Regulation M prohibits a selling stockholder in a distribution from bidding for or purchasing, directly or indirectly, any of the securities which are the subject to the distribution. Rule 104 under Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

     The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. We cannot assure you that the selling stockholder will sell any or all of the shares offered hereby.


                                 LEGAL MATTERS

     Certain legal matters relating to the validity of the Shares offered hereby will be passed upon by Davis Polk & Wardwell, Menlo Park, California.


                                    EXPERTS


     The financial statements and schedule incorporated by reference in this registration statement of Netro Corporation and Subsidiaries as of December 31, 2001 and for each of the three years in the period ended December 31, 2001, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The Registrant will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee.


SEC registration fee................................................ $  2,240.57
Legal fees and expenses............................................. $ 30,000.00
Accounting fees and expenses........................................ $  8,000.00
Miscellaneous expenses.............................................. $  2,759.43
                                                                     -----------
       Total........................................................ $ 43,000.00


Item 15.  Indemnification of Directors and Officers.

     Under Section 145 of the Delaware General Corporation Law, the Registrant can indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative other than action by the Registrant or on its behalf, by reason of the fact that such person is or was one of its officers or directors, or is or was serving at its request as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. Under Delaware law, the Registrant may also indemnify officers and directors against the expenses which such officer or director actually and reasonably incurred, in an action by the Registrant on or its behalf under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the Registrant.

     The Registrant's certificate of incorporation contains a provision to limit the personal liability of its directors for violations of their fiduciary duty. This provision eliminates each director's liability to the Registrant or its stockholders for monetary damages to the fullest extent permitted by Delaware law. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

     The Registrant's bylaws provide for indemnification of its officers and directors to the fullest extent permitted by applicable law.

     The Registrant has also entered into indemnification agreements with its directors and officers. The indemnification agreements provide indemnification to its directors and officers under certain circumstances for acts or omissions which may not be covered by directors' and officers' liability insurance. The Registrant has also obtained directors' and officers' liability insurance, which insures against liabilities that our directors or officers may incur in such capacities.

Item 16.  Exhibits.

     2.1 Asset Purchase Agreement among Netro Corporation, AAS, Inc. and AT&T Wireless Services, Inc. dated January 14, 2002 (Exhibits have been excluded; such exhibits will be furnished supplementally upon request by the Securities and Exchange Commission). (Incorporated herein by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed February 27, 2002).

     4.1 Registration Rights Agreement dated February 12, 2002 by and among the Registrant and the Selling Stockholder **

     5.1  Opinion of Davis Polk & Wardwell **

     23.1 Consent of Arthur Andersen LLP, Independent Public Accountants

     23.2 Consent of Counsel (included in Exhibit 5.1)**

     24.1 Power of Attorney (included on page II-3)**


     ** Indicates Exhibit has previously been filed.


Item 17.  Undertakings.

     A.   Undertaking Pursuant to Rule 415

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     B. Undertaking Regarding Filings Incorporating Subsequent Exchange Act Documents by Reference

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C.  Undertaking in Respect of Indemnification

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on the Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 26th day of April, 2002.


                                       NETRO CORPORATION


                                       By  /s/ Sanjay Khare
                                         --------------------------------------
                                         Name:  Sanjay Khare
                                         Title: Chief Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on the 26th day of April, 2002, in the capacities indicated.


          Signature                               Title
          ---------                               -----

    /s/ Gideon Ben-Efraim*        President and Chief Executive Officer
------------------------------    (principal executive officer)
       Gideon Ben-Efraim


       /s/ Sanjay Khare           Vice President and Chief
------------------------------    Financial Officer (principal financial
         Sanjay Khare             and accounting officer)


                                  Director
------------------------------
        Irwin Federman


    /s/ Sanford Robertson*        Director
------------------------------
      Sanford Robertson


      /s/ Thomas Baruch*          Director
------------------------------
        Thomas Baruch


      /s/ Lewis Chakrin*          Director
------------------------------
        Lewis Chakrin


      /s/ Richard Moley*          Chairman of the Board of Directors
------------------------------
        Richard Moley


      /s/ Shirley Young*          Director
------------------------------
        Shirley Young





*By: /s/ Sanjay Khare
    -------------------------------
    Sanjay Khare, Attorney-in-fact

                               INDEX TO EXHIBITS


    Exhibit                             Description
    -------                             -----------

     2.1 Asset Purchase Agreement among Netro Corporation, AAS, Inc. and AT&T Wireless Services, Inc. dated January 14, 2002 (Exhibits have been excluded; such exhibits will be furnished supplementally upon request by the Securities and Exchange Commission). (Incorporated herein by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed February 27,
               2002).


     4.1 Registration Rights Agreement dated February 12, 2002 by and among the Registrant and the Selling Stockholder **

     5.1       Opinion of Davis Polk & Wardwell **

     23.1      Consent of Arthur Andersen LLP, Independent Public Accountants

     23.2      Consent of Counsel (included in Exhibit 5.1)**

     24.1      Power of Attorney (included on Page II-3)**

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     ** Indicates Exhibit has previously been filed.